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                                                                         Exhibit 12

                   GENERAL AMERICAN TRANSPORTATION CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                         In Millions, Except For Ratios


                                                          Three Months    Year Ended
                                                         Ended March 31   December 31
                                                         --------------   -----------
                                                           1997    1996       1996
                                                          -----   -----   -----------
                                                           (Unaudited)

Earnings available for fixed charges:
     Net income ......................................   $  16.6  $  20.4  $   80.3

     Add (deduct):
         Income taxes ................................       9.7      9.7      41.3
         Equity in net earnings of affiliated
              companies, net of distributions received      (1.5)    (3.0)     (9.6)
         Interest on indebtedness and amortization
              of debt discount and expense ...........      29.3     26.1     118.2
         Amortization of capitalized interest ........        .3       .3       1.1
         Portion of rents representative of interest
              factor (deemed to be one-third) ........       6.8      5.8      27.0
                                                           -----    -----    ------

Total earnings available for fixed charges ...........   $  61.2  $  59.3  $  258.3
                                                           =====    =====    ======

Fixed charges:
     Interest on indebtedness and amortization
         of debt discount and expense ................   $  29.3  $  26.1  $  118.2
     Capitalized interest ............................        .2      1.3       3.7
     Portion of rents representative of interest
         factor (deemed to be one-third) .............       6.8      5.8      27.0
                                                           -----    -----    ------

Total fixed charges ..................................   $  36.3  $  33.2  $  148.9
                                                          =====    =====    ======

Ratio of earnings to fixed charges(A) ................      1.69x    1.79x    1.73x


(A) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and capitalized interest, one-third (the proportion deemed representative of the interest factor) of rentals, and amortization of debt discount and expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less equity in net earnings of affiliated companies, net of distributions received.

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